Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION

CONTACT:	Delta Corporate Communications
404-715-2554
media@delta.com

Delta Board of Directors Names Jeanne Jackson as Newest Member

ATLANTA, Jan. 25, 2017 – Delta Air Lines’ (NYSE: DAL) board of directors today announced Jeanne P. Jackson as its newest member, effective immediately. Jackson is senior strategic advisor to the chief executive officer of NIKE, Inc. She currently serves on the Boards of Directors of McDonald’s Corporation and Kraft Heinz Company.

“Jeanne brings extensive senior executive expertise and insight into consumer and digital marketing and branding matters important to Delta,” said Frank Blake, Delta’s non-executive chairman of the board. “With her wide range of experience as a member of senior management and as a board member of large organizations, she will be an asset for Delta’s board of directors.”

Ms. Jackson served as NIKE’s President, Product and Merchandising from July 2013 until April 2016 and President, Direct to Consumer from 2009 until July 2013. She joined the NIKE Executive team in 2009 after serving on its Board of Directors for eight years. She founded and served as the Chief Executive Officer of MSP Capital, a private investment company, from 2002 to 2009 and as Chief Executive Officer of Walmart.com, a private e-commerce enterprise, from 2000 to 2002. Ms. Jackson previously served in various leadership positions at Gap Inc., Victoria’s Secret, Saks Fifth Avenue and Federated Department Stores, Inc., all clothing retailers, and Walt Disney Attractions, Inc., the theme parks and vacation resorts division of The Walt Disney Company.

Ms. Jackson has previously served on numerous private and public company boards of directors, including NIKE, Inc., Harrah’s Entertainment, Inc., Nordstrom, Inc. and Walmart.com, among others.

She received a Bachelor’s Degree from the University of Colorado and a Master of Business Administration from Harvard University.

Delta Air Lines serves nearly 180 million customers each year. In 2016, Delta was named to Fortune’s top 50 Most Admired Companies in addition to being named the most admired airline for the fifth time in six years. Additionally, Delta has ranked No.1 in the Business Travel News Annual Airline survey for an unprecedented six consecutive years. With an industry-leading global network, Delta and the Delta Connection carriers offer service to 323 destinations in 57 countries on six continents. Headquartered in Atlanta, Delta employs more than 80,000 employees worldwide and operates a mainline fleet of more than 800 aircraft. The airline is a founding member of the SkyTeam global alliance and participates in the industry’s leading transatlantic joint venture with Air France-KLM and Alitalia as well as a joint venture with Virgin Atlantic. Including its worldwide alliance partners, Delta offers customers more than 15,000daily flights, with key hubs and markets including Amsterdam, Atlanta, Boston, Detroit, Los Angeles, Minneapolis/St. Paul, New York-JFK and LaGuardia, London-Heathrow, Paris-Charles de Gaulle, Salt Lake City, Seattle and Tokyo-Narita. Delta has invested billions of dollars in airport facilities, global products and services, and technology to enhance the customer experience in the air and on the ground. Additional information is available on the Delta News Hub, as well as delta.com, Twitter @DeltaNewsHub, Google.com/+Delta, and Facebook.com/delta.